EXHIBIT 99.2

Action Taken By Compensation and Stock Option Committee on April 23, 2019 Amending Restricted Stock Awards:

RESOLVED, that pursuant to authority granted to the Compensation and Stock Incentive Committee under the Corporation’s Stock Incentive Plans, all Award Agreements outstanding under the Corporation’s Stock Incentive Plans are hereby deemed amended, effective upon the adoption of this Resolution, to provide for the full vesting of all unvested restricted shares previously issued under such Award Agreements upon a “Change of Control” of the Corporation, as follows: (1) “Change of Control” shall refer to the closing of a merger or any transaction (“Transaction”) involving the Corporation and any other person or entity that results in a change of shareholders that control the voting securities of the Corporation; provided, however, that a Transaction the result of which is the shareholders of the Corporation’s voting securities immediately prior to the Transaction own, directly or indirectly in substantially the same proportion, at least 60% of the voting securities of the survivor of such Transaction immediately following such Transaction shall not be a Change in Control, and (2) for administrative purposes, the vesting shall take place immediately prior to a “Change of Control.”